EXHIBIT 10.1

STOCK PURCHASE AGREEMENT BETWEEN GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinois corporation AND WILLIAM DANIEL DAMPIER & CAROL LEE DAMPIER OCTOBER 4, 2015

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TABLE OF CONTENTS

§1. Definitions; Basic Transaction
(a)	Definitions
(b)	Basic Transaction
(c)	Closing
(d)	Deliverables at Closing
§2. Purchase Price
(a)	Purchase Price
§3. Representations and Warranties Concerning Transaction
(a)	Sellers’ Representations and Warranties
(b)	Buyer’s Representations and Warranties
§4. Representations and Warranties Concerning Target
(a)	Organization, Qualification, and Corporate Power
(b)	Capitalization
(c)	Non-contravention
(d)	Intentionally Omitted
(e)	Title to Assets
(f)	Subsidiaries
(g)	Financial Statements
(h)	Events Subsequent to Most Recent 2014 Fiscal Year End and Since Most Recent Fiscal Month End
(i)	Undisclosed Liabilities
(j)	Legal Compliance
(k)	Tax Matters
(l)	Real Property
(m)	Intellectual Property
(n)	Tangible Assets
(o)	Inventory
(p)	Contracts
(q)	Notes and Accounts Receivable
(r)	Powers of Attorney
(s)	Insurance
(t)	Litigation
(u)	Product Liability
(v)	Key Employees
(w)	Employees
(x)	Employee Benefits
(y)	Guaranties
(z)	Environmental, Health, and Safety Matters
(aa)	Business Continuity
(bb)	Certain Business Relationships with Target
(cc)	Intentionally Omitted
(dd)	Customers and Suppliers
(ee)	Data Privacy
(ff)	Preferential Status
(gg)	No Other Representations or Warranties

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§4A. Representations and Warranties Concerning GEE Shares
(a)	Sellers’ Representations and Warranties Concerning GEE Shares
(b)	Buyer’s Representations and Warranties Concerning GEE Shares
§5. Intentionally Omitted
§6. Post-Closing Covenants
(a)	General
(b)	Litigation Support
(c)	Transition
(d)	Confidentiality
(e)	Covenant Not to Compete
(f)	Filing of Reports
(g)	Sellers’ Piggyback Registration Rights
§7. Deliveries at Closing
(a)	Closing Deliveries of Sellers
(b)	Closing Deliveries of Buyer
§8. Remedies for Breaches of This Agreement
(a)	Survival of Representations and Warranties
(b)	Indemnification Provisions for Buyer’s Benefit
(c)	Certain Limitations on Indemnification Liability of Sellers
(d)	Indemnification Provisions for Sellers’ Benefit
(e)	Indemnification Deductible Effect on ‘Materiality’ Qualifiers
(f)	Matters Involving Third-Parties
(g)	Determination of Adverse Consequences
(h)	Additional Limitations on Indemnification
(i)	Mischaracterization
(j)	Special Indemnity
(k)	Exclusive Remedy
§9. Tax Matters
(a)	Tax Indemnification
(b)	Straddle Period
(c)	Responsibility for Filing Tax Returns
(d)	Refunds and Tax Benefits
(e)	Cooperation on Tax Matters
(f)	Intentionally Omitted
(g)	Certain Taxes and Fees
§10. Section 338(h)(10) Election
(a)	Buyer’s Payment to Sellers for Costs of Section 338(h)(10) Election as AdditionalConsideration for Target Shares
(b)	Computation and Payment of Estimated Section 338 Price Increase
(c)	Factors Included in the Section 338 Price Increase
(d)	Assumptions Controlling Computation of Section 338 Price Increase
(e)	Agreement to Make Section 338(h)(10) Election and File Consistently
(f)	Preparation and Filing of Section 338 Forms
(g)	Computation and Payment of Revised Section 338 Price Increase
(h)	Loans to Pay Accelerated Tax Liabilities

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§11. Miscellaneous
(a)	Nature of Sellers’ Obligations
(b)	Press Releases and Public Announcements
(c)	No Third-Party Beneficiaries
(d)	Entire Agreement
(e)	Succession and Assignment
(f)	Counterparts
(g)	Headings
(h)	Notices
(i)	Governing Law, Jurisdiction, Venue and Service of Process
(j)	Amendments and Waivers
(k)	Severability
(l)	Expenses
(m)	Construction
(n)	Incorporation of Exhibits, Appendices, and Schedules
(o)	Governing Language

EXHIBITS

Exhibit A	Definitions
Exhibit B	Purchase Price Allocation Schedule
Exhibit C	Promissory Note(s)
Exhibit D	Financial Statements
Exhibit E	Sellers’ Release
Exhibit F	Sellers’ Non-Competition Agreement
Exhibit G	Mr. Dampier’s Employment Agreement
Exhibit H	Security Agreement

APPENDICES

Appendix I	Working Capital Adjustment
Appendix II	Earnout

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SELLERS’ DISCLOSURE SCHEDULES

Disclosure Schedule	3(a)	Sellers’ Section 3 Representations and Warranties
	3(a)(vi)	Investment
	4(a)	Organization, Qualification, Corporate Power; Directors and Officers of Target
	4(b)	Capitalization
	4(c)	Non-contravention
	4(e)	Title to Assets
	4(h)	Events Subsequent to Most Recent 2014 Fiscal Year End and Since Most Recent Fiscal Month End
	4(h)(ii)	Written Approval(s) by Buyer for Events Outside of “Ordinary Course of Business”
	4(i)	Undisclosed Liabilities
	4(j)(i)	Legal Compliance
	4(k)(ii)	Tax Liability
	4(k)(iii)	Tax Returns
	4(l)(ii)	Leases and Leased Real Property
	4(m)(ii)	Patents, Registration, Trademark, Intellectual Property
	4(m)(iii)	Third Party Intellectual Property
	4(p)	Contracts
	4(p)(ii)(B)	Contracts That Extend More Than 3 Years and in Excess of $25,000
	4(p)(xv)	Written Claims Under Warranties
	4 (s)	Insurance Policy(ies)
	4(t)	Litigation
	4(v)(i)(a)	Key Employees
	4(v)(i)(b)	Key Employees That Meet Certain Criteria
	4(v)(ii)	Intellectual Property/Copyright License Rights
	4(v)(iii)	Franchise, Commission, Agency, Representation Agreements
	4(w)	Employees
	4(x)	Employee Benefit Plans
	4(x)(vi)	Nonqualified Employee Benefits
	4(bb)	Certain Business Relationships with Target
	4(dd)	Target’s Largest Customers and Suppliers
	4(ee)	Data Privacy and Security Policies

BUYER’S DISCLOSURE SCHEDULES

Disclosure Schedule	3(b)	Buyer’s Section 3 Representations and Warranties
	4A(b)	Buyer’s Representations and Warranties Concerning GEE Shares

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of October 4, 2015, by and among GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinoiscorporation, or its designee (“Buyer”), and WILLIAM DANIEL DAMPIER and CAROL LEE DAMPIER (collectively called “Sellers,” and each individually called a “Seller” or “each Seller”). Buyer and Sellers may be referred to collectively herein as the “Parties” or, individually, as a “Party.”

Sellers own all of the outstanding capital stock of ACCESS DATA CONSULTING CORPORATION, a Colorado corporation (“Target”).

This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Target (“Target Shares”) in return for cash, stock and certain other consideration as set forth below.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions; Basic Transaction.

(a) Definitions. For purposes of this Agreement, the terms and variations thereof set forth in Exhibit A to this Agreement shall have the meanings given to them in Exhibit A.

(b) Basic Transaction. In accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers (and each of the respective Sellers) agree to sell to Buyer, all of Sellers’ (and each Seller’s) Target Shares free and clear of all Liens for the consideration specified below in §2.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Berg Hill Greenleaf & Ruscitti, LLP at 1712 Pearl Street, Boulder Colorado 80302 at 5:00 P.M. on October 4, 2015 or such other date as Buyer and Sellers may mutually determine (the “Closing Date”). Subject to the above, the target date for the Closing is at 5:00 P.M. on October 4, 2015.

(d) Deliverables at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in and in accordance with §7 below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in and in accordance with §7 below, (iii) Sellers will deliver to Buyer stock certificates representing all of the Target Shares accompanied by duly executed assignment documents for assignment to Buyer or Buyer’s designee, and (iv) Buyer will deliver to Sellers the consideration specified in §2 below.

§2. Purchase Price.

(a) Purchase Price. The aggregate “Purchase Price” for the Target Shares shall be $13 million plus or minus the NWC Adjustment Amount plus up to $2 million of an “earnout” in each case in the form and subject to the adjustments and provisions set forth in this§2 and is payable as set forth below. The Purchase Price shall be allocated between the Sellers as set forth on the “Purchase Price Allocation Schedule” attached hereto as Exhibit B, and any wire transfers to the Sellers shall be in accordance with the wire transfer instructions on Exhibit B.

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(i) Closing Cash Payment to Sellers. At Closing, Buyer shall pay $7 million to Sellers by wire transfer of immediately available U.S. federal funds pursuant to the wire transfer instructions set forth on Exhibit B (the “Closing Cash Payment to Sellers”), which shall be allocated between the Sellers in the amounts set forth on Exhibit B.

(ii) Working Capital Reserve Fund. In addition to the Closing Cash Payment to Sellers, Buyer is to pay an additional $1 million of the Purchase Price (the “Working Capital Holdback”), plus or minus the NWC Adjustment Amount, in cash within twenty (20) days after the completion of an audit of Target’s financial information from the Most Recent Fiscal Year End to the Closing Date, but in any event not later than ninety (90) days after the Closing Date in accordance with subsection (iii) below and Appendix I.

(iii) Purchase Price Adjustment – Working Capital. In accordance with Appendix I, the Purchase Price will be adjusted (positively or negatively) based upon the difference in the book value of the “Closing Working Capital” (as defined in Appendix I) as compared to the “Benchmark Working Capital” (as defined in Appendix I) of $2 million (such difference to be called the “NWC Adjustment Amount”).If the NWC Adjustment Amount is positive the Purchase Price will be increased by the NWC Adjustment Amount. If the NWC Adjustment Amount is negative, the Purchase Price will be decreased by the NWC Adjustment Amount. If the Purchase Price increases then Buyer will pay to Sellers the sum of the increase plus the Working Capital Holdback within twenty (20) days of a final determination under Appendix I. If the Purchase Price decreases then Sellers will pay the amount of the decrease to Buyer within twenty (20) days of a final determination under Appendix I, which first shall be funded from the Working Capital Holdback held by Buyer (which shall be credited to Sellers). If the amount of the Purchase Price decrease exceeds the Working Capital Holdback then Sellers will pay the difference to Buyer within twenty (20) days of a final determination under Appendix I. If the Working Capital Holdback exceeds the payment due from Sellers then the remaining balance of those funds after the payment to Buyer shall be paid to Sellers. For example, if (A) the Closing Working Capital exceeds the Benchmark Working Capital by Three Thousand Dollars ($3,000) then the Purchase Price will increase by Three Thousand Dollars ($3,000); or (B) if the Closing Working Capital is less than the Benchmark Working Capital by Three Thousand Dollars ($3,000) then the Purchase Price decreases by Three Thousand Dollars ($3,000).

(iv) Promissory Note(s). At Closing, Buyer shall deliver to Sellers subordinated promissory note(s) in the form attached hereto as Exhibit C (the “Promissory Note(s)”) executed by Buyer and payable to each Seller in the respective principal amounts set forth on Exhibit B, the sum of which amounts totals $3 million, which notes will be secured pursuant to a security agreement in substantially the form attached hereto as Exhibit H (“Buyer’s Security Agreement”).

(v) Payment of Shares of GEE Common Stock. $2 million of the Purchase Price will be paid in issued shares of GEE Common Stock (the “Issued Shares”). The number of Issued Shares payable to Sellers will be 3,278,689 shares at $0.61 per share (the “Issue Price”); provided however, that if, during such twenty (20) day trading period, Buyer pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any additional shares of GEE Common Stock (a “Stock Event”), then the closing prices used in the above calculation shall be appropriately adjusted to provide the Sellers the same economic effect as contemplated by this Agreement prior to such action. If the closing price of the publicly traded shares of GEE Common Stock on the trading day immediately preceding the day on which the Issued Shares are first freely salable under Rule 144 (the “Rule 144 Date”) is less than 90% of the Issue Price, then Buyer shall make a one-time adjustment and shall promptly pay to Sellers, in stock in the form of additional shares of GEE Common Stock at the market value on the Rule 144 Date, the difference between the aggregate value of the Issued Shares at the Issue Price and the aggregate value of the Issued Shares at the closing price on the Rule 144 Date. For purposes of making this calculation, if there has been a Stock Event between the Closing Date and the Rule 144 Date, then the calculation shall be appropriately adjusted to provide the same economic effect to the Parties as before the ‘one time adjustment’. The shares of GEE Common Stock issued to the Sellers pursuant to this §2 (including Appendix II) are the “GEE Shares.” The GEE Shares shall be allocated among the Sellers as set forth on Exhibit B.

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(vi) Earnout Payment. Up to an additional $2 million of the Purchase Price (the “Earnout”) will be paid by Buyer to Sellers by wire transfer of immediately available U.S. federal funds subject to the terms of and in accordance with Appendix II.

§3. Representations and Warranties Concerning Transaction.

(a) Sellers’ Representations and Warranties. Sellers represent and warrant to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement, except as set forth in the Sellers’ Disclosure Schedule attached hereto (the “Sellers’ Disclosure Schedule” or “Sellers’ Disclosure Schedules”). The Sellers’ Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(i) Sellers. The Sellers are individuals residing in the State of Colorado.

(ii) Enforceable Obligation. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject, or if a Seller is a corporate entity, any provision of its charter, bylaws or other organizing documents; (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject; or (C) result in the imposition or creation of a Lien upon or with respect to Target Shares.

(iv) Brokers’ Fees. No Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Target Shares. Sellers hold of record and own beneficially one hundred percent (100%) of the outstanding Target Shares (i.e., shares of capital stock of Target), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Sellers or Target to sell, transfer, or otherwise dispose of any capital stock of Target. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

(vi) Investment. Sellers (A) understand that the Promissory Note(s) described in §7 below to be delivered at Closing have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) are acquiring the Promissory Note(s) solely for his, her, or their own account for investment purposes, and not with a view to the distribution thereof, (C) are sophisticated investors with knowledge and experience in business and financial matters, (D) has received certain information concerning Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding their respective Promissory Note(s), (E) are able to bear the economic risk and lack of liquidity inherent in holding the Promissory Note(s), and (F) are Accredited Investors for the reasons set forth on Sellers’ Disclosure Schedule 3(a)(vi).

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(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this §3(b) are correct and complete as of the date of this Agreement, except as set forth in the Buyer’s Disclosure Schedule attached hereto (the “Buyer’s Disclosure Schedule” or “Buyer’s Disclosure Schedules”). The Buyer’s Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except to Childs Advisory Partners in the amount of Two Hundred Seventy Five Thousand Dollars ($275,000)which shall be paid in full by Buyer.

(v) Investment. Buyer is not acquiring the Target Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

§4. Representations and Warranties Concerning Target. Sellers, and each Seller, represent and warrant to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement, except as set forth in the Sellers’ Disclosure Schedules related to this §4 delivered by Sellers to Buyer and initialed by the Parties. The Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the failure to be so registered would have a Material Adverse Effect and those jurisdictions are set forth in Sellers’ Disclosure Schedule 4(a). Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Sellers’ Disclosure Schedule 4(a) lists the directors and officers of Target.

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(b) Capitalization. The entire authorized capital stock of Target consists of (i) one hundred thousand (100,000) shares of common stock, no par value per share, of which seventy five thousand (75,000) shares are issued and outstanding and none of which are held in treasury, and (ii) one hundred thousand (100,000) shares of preferred stock, no par value per share, none of which are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Sellers as set forth in Sellers’ Disclosure Schedule 4(b). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target or the Target Shares. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Target Shares.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter, bylaws or resolutions of Target; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would have a Material Adverse Effect, except as set forth in Sellers’ Disclosure Schedule 4(c). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, exceptas set forth in Sellers’ Disclosure Schedule 4(c).

(d) Intentionally Omitted.

(e) Title to Assets. Target has good and valid title to, or a valid leasehold interest in, the properties and all, of its assets, which assets are either shown either on the Most Recent Balance Sheetor are listed on Sellers’ Disclosure Schedule 4(e), free and clear of all Liens other than Permitted Liens.

(f) Subsidiaries. Target does not own any Subsidiaries or Predecessor companies. Each of Seller’s Affiliates (other than Sellers and Sellers’ family members) is listed on Sellers’ Disclosure Schedule 4(f).

(g) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the “Financial Statements”):

(i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended 2012 and 2013, and December 31, 2014, (the “Most Recent Fiscal Year End”) for Target; and

(ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the months in 2015 ended August 31, 2015 (the “Most Recent Fiscal Month End”) for Target. The Financial Statements (including the notes thereto) present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods.

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(h) Events Subsequent to Most Recent 2014 Fiscal Year End and Since Most Recent Fiscal Month End.

(i) Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect to Target, the Target Shares or the Business. Without limiting the generality of the foregoing, and except as set forth on Sellers’ Disclosure Schedule 4(h), since that date:

(A) Target has not sold, leased, transferred, or assigned, or experienced damage to or loss of, any of Target’s assets, tangible or intangible;

(B) Target has not entered into any agreement, contract, lease, license or other obligation that obligates Target to pay Ten Thousand Dollars ($10,000) or more other than in the Ordinary Course of Business;

(C) no party (including Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target is a party, or by which any of them is bound that would result in a Material Adverse Effect;

(D) neither Target, nor any third party, has imposed any Lien upon any of Target’s Assets, tangible or intangible, or the Target Shares;

(E) Target has not made any single capital expenditure in excess of $10,000 and cumulative capital expenditures in excess of $30,000 other than in the Ordinary Course of Business.

(F) Target has not made any material capital investment in, or any loan to, any other Person;

(G) Target has not created, incurred, assumed, received any credit ‘advance’ from or incurred an increase in its liabilities to any creditor (long or short term) other than in the Ordinary Course of Business (including under any pre-existing credit, line or loan agreements with a bank or other lender), or guaranteed more than One Dollar ($1) in aggregate Indebtedness for borrowed money and capitalized lease obligations;

(H) Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(I) there has been no change made or authorized in the charter or bylaws of Target;

(J) neither any Seller nor Target has issued, sold, pledged, assigned or otherwise disposed of any Target Shares, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the Target Shares;

(K) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(L) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any material portion of the Target Assets or its property;

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(M) Target has not made, nor released, compromised or settled, any loan to any Seller or any of its directors, officers or managers, nor has it made any loans to any of its employees;

(N) Target has not entered into or terminated any employment contract (other than contracts for employment at-will) or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any collective bargaining relationship;

(O) Target has not granted any increase in the base compensation of any of its directors, officers, managers or employees;

(P) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(Q) Target has not made any other change in employment terms for any of its directors, officers, managers or employees;

(R) Target has not implemented any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(S) Target has not made, nor released, compromised or settled, any loans or advances of money;

(T) Target has not become subject to any judgments, orders, consent agreements, decrees or other legal requirements that may result in a Material Adverse Effect; and

(U) Target has not committed to do any of the foregoing acts.

(ii) Without prior specific written approval from Buyer (which approvals are listed and described on Sellers’ Disclosure Schedule 4(h)(ii)), Target has not acted outside of the Ordinary Course of Business since the Most Recent Fiscal Month End (or committed to do so), including (a) making cash withdrawals, cash expense payments, distributions payments, salary or bonus payments, (b) incurring any material liability or increasing any liability by a material amount, (c) assuming or increasing any indebtedness, and (d) incurring any long term liability or converting any current liability to a long term liability. As a matter of clarification, actions which are in the Ordinary Course of Business, including borrowing under a credit facility to finance working capital, consistent with Target’s historical practice, shall not be deemed a violation of this subsection (ii).

(i) Undisclosed Liabilities. Target has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, i+ncluding any liability for taxes) of a type that would be recorded on Target’s balance sheet if Target were using the accrual method of accounting in accordance with GAAP, except for: (i) liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business. Target has no unrecorded, undisclosed or contingent Indebtedness other than those set forth on Sellers’ Disclosure Schedule 4(i).

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(j) Legal Compliance.

(i) Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof) affecting Target or the Business, and, to the Knowledge of the Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except as set forth in Sellers’ Disclosure Schedule 4(j)(i).

(ii) The representatives of Target have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100) in the aggregate to any one individual in any year) to:

(A) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(B) any political party or official thereof;

(C) any candidate for political or political party office; or

(D) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party, official or political office.

(iii) Target has all Necessary Permits.

(k) Tax Matters.

(i) Target has filed all Federal Income Tax Returns and all other Tax Returns that it is required to file. All such Tax Returns are true and correct in all material respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid and Target has not deferred any Taxes. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.

(ii) Except as set forth on Sellers’ Disclosure Schedule 4(k)(ii), there is no dispute or claim concerning any Tax liability of Target either: (A) claimed or raised by any authority in writing; or (B) as to which Sellers or the directors and officers of Target have Knowledge based upon personal contact with or written notice from any agent of such authority.

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(iii) Sellers Disclosure Schedule 4(k)(iii) lists any Federal, state, local and non-U.S. Tax Returns that have been audited or are currently the subject of an audit and indicates whether the audit has been concluded or is ongoing.

(iv) Target is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law). Target has not been a United States Real Property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Target is not a party to or bound by any tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated Federal Income Tax Return, and (B) has no liability for the Taxes of any Person (other than Target) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Taxes of Target: (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet; and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date.

(vi) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(vii) Target has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(viii) Target is not, and has not been, a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(ix) Target (and any predecessor of Target) has been a validly electing S-corporation within the meaning of Code §1361 and §1362 at all times during its existence and Target will be an S-corporation up to the Closing.

(x) Target has no potential liability for any Tax under Code §1374. Furthermore, Target shall not be liable for any Tax under Code §1374 in connection with the deemed sale of Target’s assets caused by the Section 338(h)(10) Election. Target has not, in the past ten (10) years: (A) acquired assets from another corporation in a transaction in which Target’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

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(l) Real Property.

(i) Target does not own any Owned Real Property.

(ii) Sellers’ Disclosure Schedule 4(l)(ii) sets forth the address of the only parcels of Leased Real Property, and identifies the Leases for that Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of the Lease documents for that Leased Real Property. With respect to each Lease:

(A) to the Knowledge of the Sellers, such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not under the terms of any such Lease require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) none of Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) neither Target, nor, to the Knowledge of the Sellers, any other party to the Lease is in breach of or default under such Lease, and, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) Target does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) Target has not subleased, licensed or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(H) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii) The Leased Real Property identified in Sellers’ Disclosure Schedule 4(l)(ii) comprises all of the real property used, or intended to be used, in the business of Target; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(iv) To the Knowledge of the Sellers, all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business of Target. To the Knowledge of the Sellers, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Target as currently conducted thereon.

(v) Target has made all rent and other payments required under the Lease and Target is not liable for paying the costs of any Improvements, repairs or betterments related to the Leased Real Property.

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(vi) To the Knowledge of each Seller, and the directors and officers of Target, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”). Target has not received any notice of violation of any Real Property Law and, to the Knowledge of the Sellers, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vii) To the Knowledge of the Sellers, the Leased Real Property has direct access to a public street adjoining the Leased Real Property or has access to a public street via insurable easements benefitting such parcel of Leased Real Property, and such access is not dependent on any land or other Real Property interest that is not included in the Leased Real Property. To the Knowledge of the Sellers, none of the Improvements, or any portion thereof, is dependent for its access, use or operation on any land, building, improvement or other Real Property interest that is not included in the Leased Real Property (including its related easements and appurtenances in the case of condominium units).

(viii) To the Knowledge of the Sellers, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the business of Target as currently conducted thereon.

(ix) To the Knowledge of the Sellers, Target’s use or occupancy of the Leased Real Property or any portion thereof and the operation of the business of Target as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(x) To the Knowledge of the Sellers, none of the Leased Real Property, or any portion thereof, is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m) Intellectual Property.

(i) Target, and its Business as presently conducted, do not infringe upon or misappropriate any Intellectual Property rights of third-parties; to the Knowledge of the Sellers, there are no facts indicating a likelihood of the foregoing; and no Seller has received any written charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third-party). To the Knowledge of Sellers, no third-party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Target.

(ii) Sellers’ Disclosure Schedule 4(m)(ii) identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, covenant not to sue, or other permission that Target has granted to any third-party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). Sellers’ Disclosure Schedule 4(m)(ii) also identifies each material trade name, trademark, service mark, corporate name, internet domain name, and copyright used by Target in connection with its Business. With respect to each item of Intellectual Property required to be identified in Sellers’ Disclosure Schedule 4(m)(ii):

(A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

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(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers and the directors and officers of Target, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Target has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iii) Sellers’ Disclosure Schedule 4(m)(iii) identifies each item of Intellectual Property that any third-party owns and that Target uses pursuant to license, sublicense, agreement, covenant not to sue, or permission, excluding off-the-shelf retail licensed software (e.g., Microsoft Windows or Microsoft Word) which has been and is being used in material compliance with such retail license. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Sellers’ Disclosure Schedule 4(m)(iii):

(A) to the Knowledge of the Sellers, the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) to the Knowledge of the Sellers, no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a breach, default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof;

(D) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and

(E) no loss or expiration of the item is, threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or Target, including without limitation, a failure by Sellers or Target to pay any required maintenance fees).

(iv) Target entered into agreements with each of its employees and 1099 Contractors such that none of them retains any copyright or other intellectual property rights to any work product provided to clients of Target by those employees or 1099 Contractors.

(n) Tangible Assets. The machinery, equipment, and other tangible assets that Target owns or leases, the aggregate values of which are set forth on the Most Recent Balance Sheet, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(o) Inventory. Target does not maintain any inventory of goods except as may be set forth on the Most Recent Balance Sheet.

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(p) Contracts. Sellers’ Disclosure Schedule 4(p) lists the following contracts and other agreements, written or oral, to which Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Five Thousand Dollars ($5,000) per annum;

(ii) (A) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year from the date hereof or involve consideration payable after the date hereof in excess of Five Thousand Dollars ($5,000), and also (B) of the above listed agreements, Sellers’ Disclosure Schedule 4(p)(ii)(B) specifically identifies those (and only those) agreements which extend over a period of more than three (3) years from the date hereof or involve consideration payable after the date hereof in excess of Twenty Five Thousand Dollars ($25,000);

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Dollar ($1) or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning non-competition that may restrict Target (other than agreements with customers or clients that contain non-solicitation of employee provisions);

(vi) any agreement with any Seller and their Affiliates (other than Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, cash bonuses due upon sale of Target, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis that may not be terminated by Target on less than 30 days notice without penalty or payment providing any of the following: (A) a guarantee of employment of one (1) year or more; or (B) providing severance benefits;

(x) any agreement under which Target has advanced or loaned any amount to any of its directors, officers, managers or employees;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

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(xiii) any settlement, conciliation or similar agreement with any governmental entity which will likely involve payment after the Closing Date of consideration in excess ofFive Thousand Dollars ($5,000);

(xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding Five Thousand Dollars ($5,000);

(xv) Sellers’ Disclosure Schedule 4(p)(xv) contains a general description of the history and scope of any written claims under warranties under contracts or agreements with clients for work done by Target for that client.

Sellers have delivered to Buyer a correct and complete copy of each written contract listed in Sellers’ Disclosure Schedule 4(p) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Sellers’ Disclosure Schedule 4(p). With respect to each such agreement: (A) to the Knowledge of the Sellers, the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) Sellers are not and, to the Knowledge of Sellers, no other party is in material breach or default, and, to the Knowledge of the Sellers, no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims known to any Seller, are current and collectible and are reasonably likely to be collected in accordance with their terms at the recorded amounts thereof, subject only to the reserve, if any, for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

(s) Insurance. Sellers’ Disclosure Schedule 4(s) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number, coverage limits, and the period of coverage;

(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and available amounts (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(v) a description of any retroactive premium adjustments or other material loss-sharing arrangements;

(vi) a description of any claims filed against each such policy within the past five (5) years; and

(vii) a description of ‘loss runs,’ including any worker’s compensation policies.

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With respect to each such insurance policy: (A) to the Knowledge of the Sellers, the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target, nor to the Knowledge of Sellers any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Sellers, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Sellers’ Disclosure Schedule 4(s) also describes any material self-insurance arrangements affecting Target. Target has maintained commercially reasonable insurance coverages appropriate for the Business and there have been no gaps in such coverages at any time.

(t) Litigation. Sellers’ Disclosure Schedule 4(t) sets forth each instance in which: (i) Target is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) Target is a party or the directors and officers of Target, are to Sellers’ Knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(u) Product Liability. Target does not sell products in the Ordinary Course of Business and has no product liability exposure.

(v) Key Employees.

(i) Sellers’ Disclosure Schedule 4(v)(i)(a) identifies each of the individuals who currently perform or have performed in the last twenty-four (24) months any of the following services for the Target: recruiting of workers, marketing and customer relations (each individual being a “Key Employee”). Furthermore, Sellers’ Disclosure Schedule 4(v)(i)(a) sets forth the identity and job descriptions for each of the Key Employees. Each of the Key Employees has entered into a binding and enforceable confidentiality and non-solicitation agreement. No Seller is, and to Sellers’ Knowledge, no Key Employee is, subject to any non-competition or confidentiality agreement with any Person other than Target. Sellers’ Disclosure Schedule 4(v)(i)(b) identifies all (and only) those “Key Employees” which meet any of the following criteria: (A) received a performance or unscheduled bonus (in the form of cash or other consideration) from Target within the last three (3)months, (B) are by the measure of total sales, total revenues, or total new accounts (by volume or business projected from the new customer/client), within the top three (3) employees of Target, of all the Key Employees.

(ii) Sellers’ Disclosure Schedule 4(v)(ii) lists any material intellectual property rights or copyright license agreements binding upon or obligating any Seller or, to the knowledge of Sellers, any other Key Employee of the Target individually that relate to Target or its Business.

(iii) Sellers’ Disclosure Schedule 4(v)(iii) lists any franchise, distribution, commission, agency or representation agreements relating to the staffing, recruiting, and employee placement services business binding upon or obligating any Seller or, to the knowledge of Sellers, any other Key Employee of the Target individually that relate to Target or its Business.

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(w) Employees.

(i)To the Knowledge of Sellers, no directors or officers of Target, no executive, no Key Employee, or significant group of employees, plans to terminate employment with Target during the next twelve (12) months. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Target has not committed any material unfair labor practice. There is no organizational effort presently being made or, to Knowledge of Sellers or the directors or officers of Target, threatened by or on behalf of any labor union with respect to employees of Target, except as set forth in Sellers’ Disclosure Schedule 4(w).

(ii) Within the past three (3) years, Target has not implemented any plant closing or layoff of employees requiring notice under the WARN Act, and no such action will be implemented without advance notification to Buyer. Sellers’ Disclosure Schedule 4(w) lists all full-time and part-time employees of Target.

(iii) Target is and since January 1, 2011 has been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, labor relations, terms and conditions of employment, immigration, employee classification and wages, hours, meal and break periods, hiring, promotion, termination, workers’, compensation, occupational safety and health requirements, plant closings, withholding of taxes, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, equal pay, employee privacy, employee leave requirements, unemployment insurance and related matters (“Labor Laws”). Target has paid its current and former employees, officers, directors, managers, independent contractors and consultants or adequately accrued for in accordance with GAAP in the Financial Statements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, officers, directors, managers or consultants prior to the Most Recent Fiscal Month End. Target has properly classified each of its employees, officers, directors, managers, independent contractors and consultants and “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act of 1938, as amended) and has properly reported all compensation paid to such employees, officers, directors, managers, independent contractors and consultants for all purposes and no reserves have been taken for any such matters. Target is, and since January 1, 2011 has been, in compliance with all documentation requirements of the Immigration Reform and Control Act of 1986, as amended, and the rules and regulations promulgated thereunder and no reserves have been taken for any such matters.

(iv) Since January 1, 2011 there has been, no Litigation pending, or to the Knowledge of Sellers, threatened against Target by or before any Governmental Authority with respect to any current or former employees, officers, directors, managers or consultants of any Target, including any claim relating to the alleged violation of any Labor Law.

(x) Employee Benefits.

(i) Sellers’ Disclosure Schedule 4(x) lists each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

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(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Sellers are not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. To the Knowledge of the Sellers, no Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or, to the Knowledge of Sellers, investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers and the directors and officers of Target, threatened.

(F) Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

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(iii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv) Target does not maintain, contribute to or have an obligation to contribute to, or have any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Target other than in accordance with COBRA.

(v) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(vi) Sellers’ Disclosure Schedule 4(x)(vi) lists each written agreement, contract, or other arrangement - whether or not an Employee Benefit Plan (collectively a “Nonqualified Plan”) - to which Target is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each Plan has been maintained in good faith compliance with Code §409A and the regulations thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). Target has no actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(y) Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) Target has for the past five (5) years complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Target has obtained, has for the past five (5) years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) Target has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv) Target has not treated, stored, disposed of, arranged for, permitted the disposal of, transported, handled, manufactured, distributed, exposed and person to or caused the release of any substance to the environment, including without limitation any hazardous substance, hazardous material or hazardous waste, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Solid Waste Disposal Act, as amended (“SWDA”), or any other Environmental, Health, and Safety Requirements.

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(v) Target has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos.

(vi) Sellers and Target have furnished to Buyer all environmental audits, reports, and other material environmental documents relating to Target’s or its respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption in, or to the use of, any such Systems by Target. Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Target’s Business.

(bb) Certain Business Relationships with Target. Other than as disclosed on Sellers’ Disclosure Schedule 4(bb), none of the Sellers, their Affiliates or Target’s directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of the Sellers, their Affiliates or Target’s directors, officers, employees, and shareholders owns any material asset, tangible or intangible, that is used in the Business of Target.

(cc) Intentionally Omitted.

(dd) Customers and Suppliers.

(i) Sellers’ Disclosure Schedule 4(dd) lists thefifteen (15) largest customers of Target by revenue for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of net sales attributable to such customer. Sellers’ Disclosure Schedule 4(dd) also lists any additional current customers that Target anticipates shall be among the ten (10) largest customers for the current fiscal year.

(ii) Since the date of the Most Recent Balance Sheet, no supplier of Target has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target, and no customer listed on Sellers’ Disclosure Schedule 4(dd) has indicated in writing that it shall stop, or materially decrease the rate of, buying services from Target.

(ee) Data Privacy. Target’s business has complied with and, as presently conducted, is in compliance with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. Target has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. To the Knowledge of the Sellers, Target has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and Target is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Sellers’ Disclosure Schedule 4(ee) lists Target’s data privacy and security policies and Sellers agree to deliver copies of all such policies to Buyer within ten (10) days from the date of this Agreement.

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(ff) Preferential Status. There are no contracts with customers that either require the continuation of ownership of the Target by, or permit termination by the customer, due to Target’s loss of small business status, womanowned business status, disadvantaged business status, protégé status, “8(a)” status or other preferential status. Furthermore, to the Knowledge of Sellers, there are no contracts that were acquired by the Target due to the Target’s preferential status.

(gg) No Other Representations or Warranties. Except for the representations and warranties made by Sellers in §3(a), §4, and §4A(a) of this Agreement (as the same may be modified by the Seller Disclosure Schedules) or in any instrument executed and delivered by Sellers pursuant to this Agreement, none of the Sellers, the Target, or any other Person has made or makes any representation or warranty, express or implied, whether written or oral, on behalf of or with respect to any Seller or the Target.

§4A. Representations and Warranties Concerning GEE Shares.

(a) Sellers’ Representations and Warranties Concerning GEE Shares. Sellers, and each Seller, represent and warrant to Buyer that the statements contained in this §4A(a) are correct and complete as of the date of this Agreement.

(i) Access to Information. Each Seller understands that an investment in the GEE Shares involves a high degree of risk and long term or permanent illiquidity, including, risk of loss of their entire investment. Sellers have been given full and complete access to the Buyer for the purpose of obtaining such information as each Seller or that Seller’s qualified representative has reasonably requested in connection with the decision to acquire the GEE Shares. The Sellers have received and reviewed copies of the Public Reports. The Sellers have been afforded the opportunity to ask questions of the officers of the Buyerregarding its business prospects, all as each Seller (or that Seller’s investor’s representatives) has deemed necessary to make an informed investment decision to purchase the GEE Shares.

(ii) Restricted Securities. (A) Sellers have been advised that none of the GEE Shares have been registered under the Securities Act or any other applicable securities laws. Sellers acknowledge that the GEE Shares will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. None of the GEE Shares may be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of counsel reasonably satisfactory to the Buyer, an applicable exemption from registration is available; (B) Sellers are acquiring the GEE Shares for each Seller’s own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws; (C) each Seller understands and acknowledges that the certificates representing the GEE Shares will bear substantially the following legend:

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“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (ii) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION; OR (iii) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

and (D) Sellers acknowledge that an investment in the GEE Shares is not liquid and is transferable only under limited conditions. Sellers acknowledge that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Sellers are aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”), which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that Rule 144 is not now available and, in the future, may not become available for resale of any of the GEE Shares.

(iii) Sellers’ Sophistication and Ability to Bear Risk of Loss. Each Seller is an Accredited Investor as that term is defined in Regulation D of the Securities Exchange Act, and is able to protect its interests in connection with the acquisition of the GEE Shares and can bear the economic risk of investment in such securities without producing a material adverse change in each respective Seller’s financial condition. Each Seller, either alone or with Sellers’ Representative, otherwise has such knowledge and experience in financial or business matters that said Seller is capable of evaluating the merits and risks of the investment in the GEE Shares.

(b) Buyer’s Representations and Warranties Concerning GEE Shares. Buyer represents and warrants to Sellers that the statements contained in this §4A(b) are correct and complete as of the date of this Agreement, except as set forth in the Buyer’s Disclosure Schedules accompanying this Agreement and initialed by the Parties. The Buyer’s Disclosure Schedules will be arranged in sections corresponding to the lettered and numbered sections contained in this §4A(b).

(i) Capitalization. The Buyer’s capitalization is set forth in the Public Reports.

(ii) Filings with SEC. Buyer has made all filings with SEC that it has been required to make within the past two (2) years under the Securities Act and the Securities Exchange Act (collectively the “Public Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement) each of the Public Reports: (i) has complied with the Securities Act and the Securities Exchange Act in all material respects; and (ii) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer has made available to Seller, through the SEC’s “EDGAR System,” a correct and complete copy of each Public Report.

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(iii) Financial Statements. Buyer has filed quarterly reports on Form 10-Q for the fiscal quarter ended June, 2015 (the “Most Recent Fiscal Quarter End”), and an annual report on Form 10-K for the fiscal year ended December 31, 2014. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of Buyer and its Subsidiaries as of the indicated dates and the results of operations of Buyer and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

(iv) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.

(v) Valid Issuance of GEE Shares. The GEE Shares issued or to be issued pursuant to this Agreement, including the Issued Shares and any shares issued pursuant to the Earnout, if and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and free and clear of all restrictions on transfer other than those restrictions on transfer under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Subject to the Sellers’ representations and warranties in §4A(a) above and the Sellers’ disclosures in Sellers’ Disclosure Schedule 3(a)(vi) being true and correct, the GEE Shares will be issued in compliance with all applicable federal and state securities laws and pursuant to a valid exemption from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws (or such registration and/or qualification requirements shall have been complied with).

§5. Intentionally Omitted.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Sellers acknowledge and agree that, from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, insurance policies, title documents, and financial data of any sort relating to Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

(i) any transaction contemplated under this Agreement; or

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(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction existing on or occuring prior to the Closing Date involving Target, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. No Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing.

(d) Confidentiality. Sellers will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that any Seller is requested, or required pursuant to oral or written question or request, for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use reasonable efforts to obtain, at the reasonable request and at the expense of Buyer (as to commercially reasonable out-of-pocket expenses to the extent actually incurred), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e) Covenant Not to Compete. At the Closing, each Seller shall enter into a Covenant not to Compete in the form of Exhibit F attached hereto (the “Sellers’ Non-Competition Agreement”).

(f) Filing of Reports. From the Closing Date until the fifth anniversary of the Closing Date, so long as the Sellers own, collectively, twenty (20%) or more of the GEE Shares acquired hereby, the Buyer shall file on a timely basis, any and all Public Reports or amendments thereto, as it is required to file in order to remain fully current with all of its reporting obligations under the Securities Exchange Act so as to enable sales without resale limitations, pursuant to Rule 144, as amended (“Rule 144 Sales”). Buyer shall pay for all opinions or similar letters to its transfer agent, as well as pay for all transfer agent costs, relating to the removal of the Rule 144 restrictive legend on share certificates representing the GEE Shares. For the avoidance of doubt, all references herein to filings to be made on a “timely basis” shall include and mean, any extension periods permissible under Rule 12b-25 of the Securities Exchange Act, provided that Buyer has complied with such rule, but not beyond said extension date.

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(g) Sellers’ Piggyback Registration Rights. If at any time during the period from the Closing Date until the fifth anniversary of the Closing Date, Buyer shall determine to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement relating to an offering for its own account or the account of others of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans and other than the Form S-1 currently subject to the SEC review), the Buyer shall send each of the Sellers written notice of such determination and, if within fifteen (15) business days after the date of such notice, the Sellers shall so request in writing, Buyer shall include in such Registration Statement all or any part of the GEE Shares that Sellers request to be registered, except that if, in connection with any underwritten public offering for the account of Buyer the managing underwriter(s) thereof shall impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then Buyer shall be obligated to include in such Registration Statement only such limited portion of the GEE Shares with respect to which the Sellers have requested inclusion hereunder as the underwriter shall permit. Any exclusion of GEE Shares shall be made on a pro rata basis with exclusions of any other issued and outstanding shares of Buyer’s common stock proposed to be included in such underwritten public offering. If an offering in connection with which any Sellers are entitled to registration under this §6(g) is an underwritten offering and such Seller has requested that Buyer include any of such Seller’s GEE Shares in the offering, then such Seller shall, unless otherwise agreed by Buyer, offer and sell such shares in an underwritten offering using the same underwriter or underwriters and on the same terms and conditions as other shares of Common Stock included in such underwritten offering.

§7. Deliveries at Closing.

(a)Closing Deliveries of Sellers.

(i) Sellers shall have obtained and delivered to Buyer the resignations, effective as of the Closing, of each director and officer of Target;

(ii) Sellers shall have each entered into a release with Buyer and Target in the form attached hereto as Exhibit E (“Sellers’ Release”), and such release shall be in full force and effect as of the Closing;

(iii) each Seller shall have entered into a Sellers’ non-competition agreement with Buyer, in the form attached hereto as Exhibit F (“Sellers’ Non-Competition Agreement”) and such agreements shall be in full force and effect as of the Closing;

(iv) William Daniel Dampier shall have entered into an employment agreement with Target in the form attached hereto as Exhibit G (“Mr. Dampier’s Employment Agreement”) and such agreement shall be in full force and effect as of the Closing;

(v) the Sellers shall have entered into the Security Agreement with the Buyer in the form attached hereto as Exhibit H, and such agreement shall be in full force and effect as of the Closing;

(vi) Sellers shall have entered into agreements with Buyer’s Lenders;

(vii) Sellers shall have delivered to Buyer copies of the certificates of incorporation or organization of Target, certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s incorporation;

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(viii) Sellers shall have delivered to Buyer copies of the certificate of good standing of Target, issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s organization and of each jurisdiction in which Target is qualified to do business; and

(ix) Sellers shall have delivered to Buyer a certificate of the Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) ownership of the Target Shares; (ii) the certificate of incorporation of Target and any amendments thereto;and(iii) the bylaws of the Target and any amendments thereto.

(b) Closing Deliveries of Buyer.

(i) Buyer and Target shall have entered into the Sellers’ Release and such release shall be in full force and effect as of the Closing:

(ii) Buyer shall have executed and delivered to Sellers the Promissory Note(s), and such notes shall be in full force and effect as of the Closing;

(iii) Buyer shall have entered into the Security Agreement, and such agreement shall be in full force and effect as of the Closing;

(iv) Buyer shall have entered into the Sellers’ Non-Competition Agreement, and such agreement shall be in full force and effect as of the Closing;

(v) Target shall have entered into Mr. Dampier’s Employment Agreement, and such agreement shall be in full force and effect as of the Closing;

(vi) Intentionally omitted;

(vii) Intentionally omitted;

(viii) Buyer shall have obtained from ACF FINCO I, LP and Jax Legacy Investments I, LLC (“Buyer’s Lenders”) a consent to the transactions contemplated by this Agreement including (A) the acquisition of Target, (B) the issuance of the Promissory Notes by Buyer, and (C) the pledging of assets by Buyer pursuant to the Security Agreement;

(ix) Buyer shall have delivered to Sellers a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to: (i) the certificate of incorporation of Buyer and any amendments to thereto; (ii) the bylaws of the Buyer and any amendments thereto; and (iii) authorizing resolutions of the board of directors (or a duly authorized committee thereof) of the Buyer relating to this Agreement and the transactions contemplated hereby; and

(x) Buyer shall have delivered the Closing Cash Payment to Sellers.

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§8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. The “Fundamental Representations and Warranties” of Sellers are the representations and warranties of Sellers in the following subsections of §3 and §4: 3(a)(i) Sellers; 3(a)(iv) Broker’s Fees; 3(a)(v) Target Shares; 4(a) Organization, Qualification and Corporate Power; 4(b) Capitalization; 4(e) Title to Assets; 4(k) Tax Matters (but excluding any Mischaracterization Liability); and 4(x) Employee Benefits. All representations and warranties of Sellers that are not Fundamental Representations and Warranties are the “Non-Fundamental Representations and Warranties.” All representations and warranties of the Parties survive the Closing. The Non-Fundamental Representations and Warranties shall survive the Closing for a period of twenty-four (24) months thereafter. All other representations and warranties shall survive the Closing until thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto). The covenants and agreements of the Parties shall survive the Closing in accordance with their terms.

(b) Indemnification Provisions for Buyer’s Benefit. In the event Sellers breach any of Sellers’ representations, warranties, covenants or agreements contained herein, and provided that Buyer makes a written claim for indemnification against Sellers pursuant to §11(h) below within the applicable survival period (in §8(a) above or §9(a) below) if there is an applicable survival period pursuant to §8(a) above or §9(a) below), then Sellers shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by, the breach. If Sellers fail to indemnify Buyer after Buyer delivers written notice as provided above, then Buyer shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period.

(c) Certain Limitations on Indemnification Liability of Sellers:

(i) Sellers shall not have any obligation to indemnify Buyer for a breach of any of the Non-Fundamental Representations and Warranties of Sellers (or as to matters indemnified against in §9(a) below) until Buyer has suffered Adverse Consequences by reason of all such breaches (of those Non-Fundamental Representations and Warranties) in excess of One Hundred Forty Thousand Dollars ($140,000) (“Indemnification Basket”), after which point Sellers will be obligated to indemnify Buyer from and against such Adverse Consequences in excess of the Indemnification Basket as provided herein;

(ii) there will be an aggregate ceiling (“Indemnification Ceiling”) on the obligation of Sellers to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of any of the Non-Fundamental Representations and Warranties of Sellers; such Indemnification Ceiling being an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000);

(iii) Buyer agrees that Buyer’s first recourse to recover for a breach of any of the Non-Fundamental Representations and Warranties shall be to (I) seek recourse against the GEE Shares (according to the ‘Recourse Value’ of such shares), (II) offsetting such claim amount against the outstanding balance amounts due, if any, under the Promissory Note(s), executed by Buyer to Sellers at Closing, and (III) offsetting such claim amount against any monies then due to Sellers as an Earnout payment under §2(v) of this Agreement (the “Recourse Limitation”). As used herein, “Recourse Value” of the GEE Shares means the number of GEE Shares initially issued to the Sellers (less any shares used to resolve prior Buyer claims), multiplied by the greater of (i) the Issue Price of the GEE Shares, or (ii) the unweighted average closing price of the publicly traded GEE Common Stock during the twenty (20) trading days preceding the date of the written claim by Buyer against the GEE Shares, excluding any shares’ (or value thereof) which are “not available” (as defined below). Shares which have been transferred, disposed of or encumbered by Sellers or are otherwise effectively not available for recourse are deemed “not available” for purposes of this §8(c). Provided, for purposes of making this calculation of “Recourse Value” pursuant to this §8(c), if there has been a Stock Event (including a reverse stock split event) between the Closing Date and the date that the Recourse Value is calculated, then the calculation shall be appropriately adjusted to provide the same economic effect to the Parties as before the Stock Event (i.e., as if it had not occurred);

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(iv) notwithstanding the foregoing (in subsections (i) through (iii) above), if Buyer fails to collect (under the Recourse Limitation above) from the available GEE Shares, the Notes and Earnout amounts up to the above described Three Million Five Hundred Thousand Dollars ($3,500,000), then Buyer shall have the right to seek recovery of the difference from the Sellers individually and their other assets; provided that in no event shall the aggregate amount collected or recovered by Buyer with respect to any and all breaches of Non-Fundamental Representations exceed the Indemnification Ceiling; and

(v) notwithstanding anything to the contrary contained herein, the aggregate liability of Sellers to Buyer and any other Indemnified Party, collectively, for indemnification claims hereunder, including this §8, shall under no circumstances exceed the amount of the Purchase Price.

(d) Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches any of its representations, warranties, covenants or agreements contained herein, and provided that Sellers make a written claim for indemnification against Buyer pursuant to §11(h) below within the applicable survival period (in §8(a) above) then Buyer agrees to indemnify Sellers from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. If Buyer fails to indemnify Sellers after Sellers deliver written notice as provided above, then Sellers shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period.

(e) Indemnification Deductible Effect on ‘Materiality’ Qualifiers. For purposes of this §8, the amount of the Indemnification Basket shall not be determinative of whether a particular breach of or inaccuracy in any representation or warranty that is subject to any materiality, Material Adverse Effect or other similar qualification is in fact material or gives rise to a Material Adverse Effect or similar result. For the avoidance of doubt, however, (i) in determining whether there has been a breach of, or whether there is an inaccuracy in, any representation or warranty that is subject to any materiality, Material Adverse Effect or other similar qualification, such qualification shall be given full force and effect and shall not be read out of such representation or warranty, and (ii) if there is a breach or inaccuracy, then that qualifier shall not apply in limiting the amount of the indemnification. For example purposes only, if the representation is qualified by the term Material Adverse Effect then there must be a Material Adverse Effect for it to be inaccurate, but if the representation is inaccurate then the term Material Adverse Effect shall not be a factor or limitation in calculating the amount of the Adverse Consequences.

(f) Matters Involving Third-Parties.

(i) If any third-party notifies either Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party under this §8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

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(ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve the rights and defenses of the Indemnified Party; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed, and is conducting the defense of the Third-Party Claim in accordance with §8(f)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event that the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with §8(f)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(g) Determination of Adverse Consequences. Indemnification payments under this §8 and §9 (below) shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 and §9 (below) shall be deemed adjustments to the Purchase Price.

(h) Additional Limitations on Indemnification. The indemnification obligations of the Parties, whether under this §8 or §9 (below), shall be subject to the following limitations:

(i) No Indemnified Party shall be entitled to recover for any Adverse Consequences that were accounted for in the NWC Adjustment Amount; and

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(ii) No Indemnified Party shall be entitled to indemnification for any Adverse Consequences resulting from or relating to the breach or inaccuracy of any representation or warranty in this Agreement or any or any other agreement or instrument delivered pursuant to this Agreement if the Indemnified Party had actual knowledge of such breach or inaccuracy prior to the Closing. For purposes of determining whether an indemnified party had actual knowledge of such breach or inaccuracy prior to the Closing: (i) Buyer shall only be treated as having actual knowledge if Derek Dewan or Steve Hoffman had actual knowledge; and (ii) if either of the Sellers had actual knowledge, then both of the Sellers shall be treated as having actual knowledge.

(i) Mischaracterization. Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences resulting from, arising out of or relating to any and all assertions and notices by third parties (including without limitation governmental agencies such as the IRS) of Employee Mischaracterizations (as defined below), provided that Buyer notifies Seller of and makes a claim for indemnification for the Employee Mischaracterizations within twenty-four (24) months after the Closing (the “Employee Mischaracterization Indemnity”). The Employee Mischaracterization Indemnity: (i) shall apply only to claims made by Buyer during that twenty-four (24) month period; and (ii) is Sellers’ only obligation with respect to any and all Employee Mischaracterizations (i.e., the other indemnifications in this Agreement shall not apply to Employee Mischaracterizations). The term “Employee Mischaracterizations” means (x) Target’s treatment of workers or personnel as being independent contractors as opposed to them being treated as employees; and (y) Target’s treatment of entities as being independent contractors as opposed to treating the personnel of those entities as employees of Target.

(j) Special Indemnity. Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences resulting from, arising out of or relating to the failure to pay, or any and all claims that Target failed to pay, Cambridge Resource Group, Inc., Shiva Prasad, or any other party for amounts due under that certain Subcontract Agreement between Cambridge Resource Group, Inc. and Target.

(k) Exclusive Remedy. Buyer and Sellers acknowledge and agree that the foregoing indemnification provisions in this §8 and §9 (below) shall be the exclusive remedy of Buyer and Sellers against each other with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement and the transactions contemplated by this Agreement, with the exception of fraud and the right to equitable relief such as specific performance or injunctive relief.

§9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Sellers shall indemnify Target and Buyer and hold them harmless from and against: (i) all Income and other Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) any and all Income and other Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Target (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) any and all Income and other Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Sellers shall be liable only to the extent that such Income Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Sellers shall reimburse Buyer for any Taxes of Target that are the responsibility of Sellers pursuant to this §9(a) within fifteen (15) Business Days after payment of such Taxes by Buyer or Target.

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(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time).

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make all changes as are reasonably requested by Seller. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on Sellers’ Tax Return in a manner consistent with the Schedule K-1 prepared by Target for such periods.

(d) Refunds and Tax Benefits. Any Income Tax refunds that are received by Buyer or Target, and any amounts credited against Income Tax to which Buyer or Target become entitled, that relate to Income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Income Tax by a taxing authority to Buyer or Target of any amount accrued on the Most Recent Balance Sheet, Buyer shall pay such amount to Sellers within fifteen (15) Business Days after receipt or entitlement thereto.

(e) Cooperation on Tax Matters.

(i) Buyer, Target and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target, Sellers and Buyer agree: (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

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(f) Intentionally Omitted.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein shall be paidone-half by Buyer and one-half by Sellers when due, and the Party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other Party/Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by Sellers.

§10. Section 338(h)(10) Election. At Buyer’s option, Target and Sellers shall join with Buyer in making an election under Section 338(h)(10) (and any corresponding election under state and local tax law), in accordance with the following provisions.

(a) Buyer’s Payment to Sellers for Costs of Section 338(h)(10) Election as Additional Consideration for Target Shares. As additional consideration for the purchase of the Target Shares under this Agreement, and in consideration for the agreement of Sellers to make the Section 338(h)(10) Election pursuant to subsection (e) (below), Buyer shall pay to the Sellers such amount as is required to cause Sellers to be in the same after-tax economic position with respect to the sale of the Target Shares in which they would have been if the Section 338(h)(10) Election not been made (the “Section 338 Price Increase”). The Parties agree that any payment among the Parties in respect of the amount of Section 338 Price Increase (other than interest thereon) shall be deemed to be an adjustment in the amount of the Purchase Price. Each payment by Buyer shall be made when reasonably requested by Sellers. Sellers agree to file applicable extensions for the applicable Tax Returns if reasonably requested in writing by Buyer.

(b) Computation and Payment of Estimated Section 338 Price Increase. The Target shall cause an accountant chosen by Target at its discretion (other than PricewaterhouseCoopers, LLP) (Target’s choice called the “Accountant”) to prepare and deliver to the Parties a computation of the Section 338 Price Increase as soon as practical after December 31, 2015.

(c) Factors Included in the Section 338 Price Increase. The Section 338 Price Increase shall take into account, without limitation, the following:

(i) all Taxes imposed on Sellers as a result of the making of the Section 338(h)(10) Election (including Income Taxes on the increases to the Purchase Price required under this Section), to the extent such Taxes exceed the amount of such Taxes that would have been imposed on the Sellers if the Section 338(h)(10) Election had not been made with respect to the acquisition of the Target Shares hereunder; and

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(ii) all other reasonable costs incurred by Sellers as a result of the Section 338(h)(10) Election, including reasonable costs incurred in connection with review of documents, computations and tax filings or participation in examinations related to the Section 338(h)(10) Election and its consequences (including the computations required under this §10) (the “Incidental Costs”) provided that if the quoted, estimated or actual payment to the Accountant picked by Sellers for such review does or would exceed Five Thousand Dollars ($5,000), the Buyer shall be entitled to identify, subject to Sellers’ reasonable approval thereof, and Sellers shall utilize, a substitute licensed Accountant, to conduct any such review for Sellers.

(d) Assumptions Controlling Computation of Section 338 Price Increase. The Section 338 Price Increase shall be computed using the following assumptions:

(i) Sellers would have recognized long-term capital gain and no ordinary income on the sale of the Target Shares, except for $200,000, which the Parties have agreed to allocateto the Non-Competition Agreements, (and any payments would have been required to be characterized as interest); and

(ii) Sellers have no other installment receivables arising in the year of the Closing which are being reported on the installment method pursuant to Section 453 of the Code.

(e) Agreement to Make Section 338(h)(10) Election and File Consistently. Sellers shall join with the Buyer in making an election under Section 338(h)(10) of the Code (and any similar elections under state, local, or foreign tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Target Shares hereunder, provided that the Buyer shall be obligated to pay to Sellers an amount equal to the excess, if any, of Sellers’ Section 338 Price Increase computed pursuant to subsection (g)(i) (below) over the estimated Section 338 Price Increase paid pursuant to subsection (b) (above), on or before the applicable dates required in this §10. For Income Tax purposes, Buyer and Sellers will report the stock purchase as a purchase and sale, respectively, of the assets of Target, where such treatment is the required consequence of the Section 338(h)(10) Election. Sellers shall include any income, gain, loss, deduction or other tax items for the taxable period ending on the Closing Date on the Sellers’ personal Tax Return in a manner consistent with the Form K-1s (or their equivalent) furnished by Buyer to Sellers.

(f) Preparation and Filing of Section 338 Forms.

(i) At least ninety (90) days prior to the latest permissible date for filing the Section 338(h)(10) Election, Buyer shall prepare and submit to Sellers the forms required to be filed to make such election (the “Section 338 Forms”). With the submission of such Section 338 Forms, Buyer shall advise Sellers in writing of those actions that Buyer considers necessary and appropriate for the Sellers to take to effect, preserve, or perfect a timely Section 338(h)(10) Election. Buyer shall not file any Section 338 Forms unless it shall have obtained Sellers’ written consent thereto, which consent shall not be unreasonably withheld or delayed.

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(ii) On or prior to the thirtieth (30th) day after Sellers’ receipt of any Section 338 Form from Buyer, Sellers shall deliver to Buyer either (A) such executed Section 338 Form and a consent to its filing, or (B) a written notice specifying in reasonable detail all disputed items and the basis therefor. If Buyer and Sellers have been unable to resolve all disputed matters relating to the Section 338 Form within thirty (30) days after Buyer’s receipt of the written notice described in clause (B) above, any remaining disputed issues shall be resolved pursuant to the following procedures:

Sellers and Buyer shall submit the issues remaining in dispute (the “Remaining 338 Disputed Issues”) toPricewaterhouseCoopers, LLP, independent public accountants, or such other accountants as are mutually agreed to by the parties in writing (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this §10. If Remaining 338 Disputed Issues are submitted to the Independent Accountants for resolution (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any materials relating to the disputed issues and to discuss the issues with the Independent Accountants, (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within thirty (30)days of the submission to the Independent Accountants of the Remaining 338 Disputed Issues, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Section 338 Price Increase, and (iii) fees and costs incurred for such Independent Accountants as a result of such dispute shall be allocated between Buyer and Sellers in proportion to the respective amounts of the difference between Sellers’ calculation of the Remaining 338 Disputed Issues and Buyer’s calculation of the Remaining 338 Disputed Issues (the “Total 338 Disputed Amount”) which are resolved against them. For example, if with respect to the Remaining 338 Disputed Issues, Buyer calculates the Section 338 Price Increase to be $100x, and Sellers calculate the Section 338 Price Increase to be $150x (so that the Total 338 Disputed Amount is $50x); and the Independent Accountants determine that Section 338 Price Increase is $140x ($10x is resolved against Sellers, and $40x is resolved against Buyer), then the fees and expenses of the Independent Accountants would be allocated eighty percent (80%) to Buyer (i.e., $40x/$50x) and twenty percent (20%) to Sellers (i.e., $10x/$50x).

(iii) Buyer will have the sole responsibility for assuring that the Section 338(h)(10) Election is validly and timely made. Sellers (to the extent so advised by the Buyer pursuant to subsection (f)(i) (above)) and the Buyer shall comply fully with all filing and other requirements necessary to effectuate such Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such Section 338(h)(10) Election.

(iv) Sellers and Buyer shall use commercially reasonable efforts to mutually agree upon the initial determination and allocation among the assets of Target of the “aggregate deemed sale price” and “adjusted grossed up basis” (within the meaning of Treas. Regs. Sections 1.338-4 and 1.338-5 respectively), as soon as practicable after December 31, 2015. Such allocation shall be made in accordance with Section 338 of the Code and the regulations thereunder. If Buyer and Sellers are unable to agree upon such determination or allocation within such time period, then such determination and allocation shall be made pursuant to the same procedures set forth in Paragraph 3(c) of Appendix I, attached hereto. When finally determined hereunder (whether by agreement or otherwise) such allocation shall be binding upon each of Sellers and Buyer for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and Tax purposes).

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(g) Computation and Payment of Revised Section 338 Price Increase.

(i) Buyer promptly shall cause the Independent Accountants serving as arbiter to prepare a recomputation of the Section 338 Price Increase upon receipt of written notice from Sellers to Buyer that such a recomputation is necessary to reflect either a change to the income recognized by reason of the Section 338(h)(10) Election (including by reason of a change in the Purchase Price) or a redetermination by a taxing authority of the effect on Sellers of the Section 338(h)(10) Election that is inconsistent with the most recent computations of the Section 338 Price Increase. Subsequent payments between the Parties as a result of any subsequent adjustments to the Section 338 Price Increase amount shall be made within five (5) business days after the date that a revised computation of the Section 338 Price Increase is determined by the arbiter and provided to the Parties.

(ii) In the case of any payment in respect of the Section 338 Price Increase under this §10, Buyer shall pay with such Section 338 Price Increase payment the interest on the amount payable at the rate of six percent (6%) per annum from the Closing Date to the date of payment.

(h) Loans to Pay Accelerated Tax Liabilities. To the extent that the effect of the Section 338(h)(10) Election is to create a timing difference with respect to the payment of Taxes, rather than a permanent difference in the amount of Tax imposed (for example, by reason of a reduction in the available deferral of Tax under the installment method under Section 453 of the Code with respect to any deferred payments for the Target Shares payable under this Agreement), at the request of Sellers, Buyer shall loan an amount to Sellers equal to the amount of Taxes with respect to any gain that is required to be paid by Sellers in advance of the time such Taxes would otherwise be payable (the “Tax Acceleration Amount”). The loans of the Tax Acceleration Amount shall be disbursed to Sellers not later than five (5) days prior to the date that such increase in Tax is required to be paid by Sellers. The Tax Acceleration Amount loaned shall be repayable by Sellers, without interest, on the dates and to the extent that the accelerated Tax liability would have been payable by Sellers had the Section 338(h)(10) Election not been made.

§11. Miscellaneous.

(a) Nature of Sellers’ Obligations.

(i) The covenants of each Seller in §2(a) above concerning the sale of his, her, or its Target Shares to Buyer and the representations and warranties of each Seller in §3(a) above concerning the transaction are individual obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in §8(b) above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in §8 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

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(b) Press Releases and Public Announcements. None of the Sellers, the Target, or any officer, employee, representative or agent of the Target, will issue any press release or other public announcement regarding this Agreement. Sellers and Target shall use commercially reasonable efforts to cause Target’s employees to not disclose any information about the transaction or confidential GEE information that is non-public or trade in Buyer’s stock or disseminate insider information unless approved in advance by Buyer’s counsel in writing. Prior to Closing, no clients or employees of either Party will be contacted by the other Party or otherwise informed about a possible transaction unless mutually agreed upon by the Parties. After Closing, no client or employee notifications will be made unless approved in writing by the Buyer. Once Closing has occurred, only the Buyer will make any announcement at its sole discretion. The Buyer will not announce any transaction prior to Closing unless the Parties mutually agree to such disclosure, or it is required to do so as determined by Buyer’s counsel because of SEC rules, regulations and interpretations.

(c) No Third-Party Beneficiaries. Except as provided in §8 above (as to Target), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, subject to the following sentence. The non-disclosure agreement under §11(b) and other obligations under this Agreement supplement, but do not supercede, the non-disclosure obligations set forth in Paragraph 9 of that certain Letter of Intent, dated August 27, 2015, executed by Buyer and Dan Dampier (for Target), and Buyer and Sellers agree to comply and cause Buyer and Target (and their respective employees and agents) to comply with those provisions concerning how post-Closing public announcements and disclosures shall be made.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may: (i) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; and (ii) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer: General Employment Enterprises, Inc. Attn: Derek Dewan, CEO 13500 Sutton Park Drive South, Suite 204 Jacksonville, Florida 32224	With a Copy to: Averitt & Alford, P.A. Attn: Barry C. Averitt, Esq. 3010 South Third Street, Suite B Jacksonville Beach, Florida 32250

If to Sellers: William Daniel Dampier & Carol Lee Dampier 9930 E. Progress Circle Greenwood Village, Colorado 80111	With a Copy to: Berg Hill Greenleaf & Ruscitti LLP Attn: Patrick K. Perrin, Esq. 1712 Pearl Street Boulder, Colorado 80302

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law, Jurisdiction, Venue and Service of Process. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties agree that the courts of the States of Colorado and Florida, and the federal courts of the United States located in the States of Colorado and Florida shall have non-exclusive jurisdiction over any dispute, claim or controversy which may arise involving this Agreement or its subject matter. The Parties further agree that if Buyer brings a claim (excluding any counter-claim) it must do so only in the state or federal courts located in Colorado, and if Sellers bring a claim (excluding any counter-claim) they must do so only in the state or federal courts located in Florida. The Parties waive any defense of lack of personal jurisdiction that any of them may have otherwise had to an action brought in Colorado or Florida. The Parties irrevocably submit and consent to the above jurisdiction and venue and except as provided herein waive any right they may have to bring or maintain an action in any other jurisdiction or venue or seek any change of jurisdiction or venue or that such venue is inconvenient. The Parties agree that service of process in any proceeding in any such court may be effected by U.S.P.S. certified mail at the addresses as stated herein.

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(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation, or in any other jurisdiction.

(l) Expenses. Each Buyer, Seller and Target will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (except as provided in §9(g) above) Seller will also bear the cost and expenses of Target (including all of Target’s legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n) Incorporation of Exhibits, Appendices, and Schedules. The Exhibits, Appendices, and Schedules (including without limitation the respective Parties’ Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signatures on the following page.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

“BUYER”	“SELLERS”

General Employment Enterprises, Inc., an Illinois corporation

By:
Print Name:	William Daniel Dampier, individually
Title:

Carol Lee Dampier, individually

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EXHIBIT A – DEFINITIONS

“1099 Contractors” means any personnel who are “leased” to customers of Target or whose services are provided to customers of Target including those provided directly or through entities (e.g. corporations) owned by the personnel, who are not treated in all respects as being W-2 employees of Target.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (including, as to Buyer, such consequences to the extent suffered or realized by Target as acquired by Buyer); provided that such consequences are reasonably foreseeable (as a result of or arising from an applicable breach, default or other identified matter or risk that is the subject of an indemnification) as of the date of this Agreement. For purposes of indemnification under this Agreement, the term Adverse Consequences shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification.

“Affiliate” means: (i) in the case of an individual, the members of the immediate family (including the individual’s spouse and the parents, siblings and children of the individual and/or the individual's spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals; or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Wells Fargo Bank, N.A.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms, or could form, the basis for any specified consequence.

“Benchmark Working Capital” has the meaning set forth in §2(a)(ii).

“Business” means the staffing, recruiting, employee placement services business, and all other businesses, as or similar to that engaged in by Target, including but not limited to the following: Information Technology (“IT”) staff augmentation and (IT) consulting services, including without limitation relating to business/systems analysis, (client) business process analysis, (customer) requirements definition, analysis and development of (required) client project specifications such as functional interface specifications and other project software requirements specifications, overall project management, analysis and identification of resources and schedules to accomplish client projects, development of project plan, preparation of descriptive or concept documents for such projects, establishment of project management and control milestones, assessment of planned/actual performance progress, (IT) system/project architecture, design, development, testing, maintenance and operational support services, production, development and deployment of business software and software systems, (IT) application definition, and comprehensive project outsourcing services, including without limitation application development, IOS Development, Android Development, Oracle Development/Administration, SQL Server Development/Administration, Datawarehouse Design/Architecture services.

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“Business Day” means any day, excluding Saturday, Sunday and any national or Florida state holiday.

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Buyer” has the meaning set forth in the preface.

“Buyer’s Disclosure Schedule/Schedules” has the meaning set forth in §3(b).

“Buyer’s Lenders” means ACF FINCO I, L.P. and Jax Legacy Investments I, LLC

“CERCLA” has the meaning set forth in §4(z)(iv).

“Charter” means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation or other Business Entity, as amended and restated through the date hereof.

“Closing” has the meaning set forth in §1(c).

“Closing Cash Payment to Sellers” has the meaning set forth in §2(a)(i).

“Closing Date” has the meaning set forth in §1(c).

“Closing Working Capital” has the meaning set forth in Appendix I.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Compliance” or words of similar meaning shall mean adherence, in all material respects, to any and all Legal Requirements.

“Confidential Information” means any information concerning the Business and affairs of Target that is not already generally available to the public.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to Target.

“Disclosure Schedule” or “Disclosure Schedules” has the meaning set forth in §4.

“Earnout” has the meaning set forth in §2(a)(vi).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

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“Employee Mischaracterization Indemnity” has the meaning set forth in §8(i).

“Employee Mischaracterizations” has the meaning set forth in §8(i).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

“ERISA Affiliate” means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with Target, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with Target, is treated as a "single employer" for purposes of Section 414 of the Code.

“Estoppel Certificates” has the meaning set forth in §7(a)(iii).

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §4(g).

“Fundamental Representations and Warranties” has the meaning set forth in §8(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GEE Common Stock” means the no par value common stock of GEE.

“GEE Shares” has the meaning set forth in §(2)(a)(v).

“Governmental Authority” means any federal, state, local or foreign government political subdivision thereof (including counties and municipalities); or any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator, or panel of arbitrators.

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“Improvements” has the meaning set forth in §4(l)(iv).

“Incidental Costs” has the meaning set forth in §10(c)(ii).

“Income Tax” means any federal, state, local, or non-U.S. Income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Indemnification Ceiling” has the meaning set forth in §8(c)(ii).

“Indemnification Basket” has the meaning set forth in §8(c)(i).

“Indemnified Party” means the Party or Parties entitled to indemnification from the other Party or Parties hereunder.

“Indemnifying Party” means the Party or Parties required to indemnify the other Party or Parties hereunder.

“Independent Accountants” has the meaning set forth in §10(f)(ii).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all material advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Issue Price” has the meaning set forth in §2(a)(v).

“Issued Shares” has the meaning set forth in §2(a)(v).

“Key Employee” has the meaning set forth in §4(v)(i).

“Knowledge,” “Know,” “Known” or words of similar meaning shall mean, with respect to Seller, the actual knowledge of Seller after reasonable investigation.

“Labor Laws” has the meaning set forth in §4(w)(iii).

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“Law” means any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, as applicable to the Business or Target. The term "Law" includes, without limitation, the following statutes, as amended, and in effect from time to time up to the Closing Date, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; and any similar state and local laws, and all amendments thereto, or the by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of Target thereunder.

“Lien” or “Liens” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third-party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to, or would likely have a material adverse impact or effect on: (a) the business, operations, assets, liabilities, condition or prospects (financial or otherwise) of Target or Buyer, as applicable; (b) the ability of Sellers or Buyer, as applicable, to perform their or its obligations under any of the Purchase Documents; (c) the validity or enforceability of any of the Purchase Documents; or (d) the rights and remedies of the Buyer under any of the Purchase Documents; provided, however, that in no event shall any of the following constitute a Material Adverse Effect or Material Adverse Change: any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in economic or financial conditions generally in the United States, or any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Material Leased Real Property” means any Leased Property that is leased by Target at an annual rent in excess of Twelve Thousand Dollars ($12,000).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g)(ii).

“Most Recent Fiscal Month End” has the meaning set forth in §4(g)(ii).

“Most Recent Fiscal Quarter End” has the meaning set forth in §4A(b)(iii).

“Most Recent Fiscal Year End” has the meaning set forth in §4(g)(i).

“Mr. Dampier’s Employment Agreement” has the meaning set forth in §7(a)(iv).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

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“Necessary Permits” or “Permits” mean all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other governmental and other authorizations as are necessary in order to enable Target (prior to Closing) and Buyer (after Closing) to continue to own, operate and conduct the Business as currently conducted and to occupy and use Target’s real and personal properties without incurring any material liability.

“Nonqualified Plan” has the meaning set forth in §4(x)(vi).

“Non-Fundamental Representations and Warranties” has the meaning set forth in §8(a).

“NWC Adjustment Amount” has the meaning set forth in §2(a)(vi).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Target and its Subsidiaries.

“Party” or “Parties” has the meaning set forth in the preface.

“Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the Ordinary Course of Business in respect of amounts that are not yet due and payable or being contested in good faith by appropriate proceedings (and for which reserves have been established in the Financial Statements if required by GAAP); (b) Liens for Taxes that are not yet due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty (and for which reserves have been established in the Financial Statements); and (c) with respect to the Leased Real Property, statutory Liens of the landlord for the Leased Real Property for amounts not yet due and payable (and for which reserves have been established in the Financial Statements).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in §9(a).

“Predecessor” means any Person, if any, whose status and activities could give rise to a claim against Buyer or Target as successor in interest to such Person.

“Prohibited Transactions” has the meaning set forth in ERISA §406 and Code §4975.

“Promissory Note(s)” has the meaning set forth in §2(a)(iv).

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“Public Reports” has the meaning set forth in §4A(b)(ii).

“Purchase Documents” means this Agreement and any other certificate, document, instrument, stock power, or agreement executed in connection therewith, and any assignment or other agreement related to the Stock or any purchased assets.

“Purchase Price” has the meaning set forth in §2.

“Real Property” means real property and real estate.

“Real Property Laws” has the meaning set forth in §4(l)(vi).

“Recourse Limitation” has the meaning set forth in §8(c)(iii).

“Recourse Value” has the meaning set forth in §8(c)(iii).

“Remaining 338 Disputed Issues” has the meaning set forth in §10(f)(ii).

“Rule 144” has the meaning set forth in §4A(a)(ii).

“Rule 144 Date” has the meaning set forth in §2(a)(v).

“Rule 144 Sales” has the meaning set forth in §6(f).

“EDGAR System” means the Electronic Data Gathering, Analysis, and Retrieval system, which performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission.

“SEC” means the Securities and Exchange Commission.

“Section 338 Price Increase” has the meaning set forth in §10(a).

“Section 338(h)(10) Election” has the meaning set forth in §10(e).

“Section 338 Forms” has the meaning set forth in §10(f)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Security Agreement” has the meaning set forth in §2(a)(iv).

“Sellers,” “individually, a Seller” or “each Seller” has the meaning set forth in the preface.

“Sellers’ Disclosure Schedule/Schedules” has the meaning set forth in §3(a).

“Sellers’ Non-Competition Agreement” has the meaning set forth in §6(e).

“Sellers’ Release” has the meaning set forth in §7(a)(ii).

“Sellers’ Representative” shall mean William Daniel Dampier.

“Stock Event” has the meaning set forth in §2(a)(v).

“Straddle Period” has the meaning set forth in §9(b).

“Subsidiary(ies)” means, with respect to any Person: (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other Equity Securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person; or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of Target shall include the direct and indirect Subsidiaries of Target.

“SWDA” has the meaning set forth in §4(z)(iv).

“Systems” has the meaning set forth in §4(aa).

“Target” has the meaning set forth in the preface.

“Target’s Assets” has the meaning set forth in §4(h)(iv).

“Target Share” or “Target Shares” means any share of the common stock, no par value per share of Target.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

”Tax Acceleration Amount” has the meaning set forth in §10(h).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §8(f)(i).

“Total 338 Disputed Amount” hast the meaning set forth in §10(f)(ii).

“WARN Act” has the meaning set forth in §4(h)(i)(R).

“Working Capital Holdback” has the meaning set forth in §2(a)(ii).

“Written,” “in writing” or words of similar meaning shall include any written materials, emails or any other forms of written documentation or communication (including any electronic form).

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APPENDIX I

(WORKING CAPITAL ADJUSTMENT APPENDIX)

1. DEFINITIONS. For purposes of this Appendix, the following terms have the meanings specified or referred to in this Paragraph 1:

Benchmark Working Capital means $2,000,000.

Cash and Cash Equivalents means all cash and cash equivalents, including (i) marketable securities and short term investments, and (ii) uncollected checks issued to the Target and funds in transit to the Target (but only to the extent not already otherwise included in Current Assets), but excluding (iii) uncollected checks issued by the Target and funds in transit from the Target.

Closing Financial Statements has the meaning set forth in Paragraph 2 of this Appendix.

Closing Working Capital means the Working Capital of the Target at Closing.

Current Assets means the current assets of the Target determined in accordance with GAAP applied on a basis consistent with the Target’s audited historical financial statements including the Most Recent Balance Sheet (provided that where the Most Recent Balance Sheet is inconsistent with GAAP, GAAP shall control), including but not limited to the following, in each case without duplication: Cash and Cash Equivalents; accounts receivable, current portion of notes receivable; prepaid expenses; deposits; COBRA receivables and accrued revenue.

Current Liabilities means the current liabilities of the Target determined in accordance with GAAP applied on a basis consistent with the Target’s audited historical financial statements including the Most Recent Balance Sheet (provided that where the Most Recent Balance Sheet is inconsistent with GAAP, GAAP shall control), including but not limited to the following, in each case without duplication: the outstanding balance of line(s) of credit with bank(s) (if any), accounts payable, customer deposits, advances payable, deferred revenue, deferred rent, royalty advances, sales taxes payable, accrued federal tax withholding with respect to payroll, accrued FICA withholding, accrued state tax withholding with respect to payroll, payroll taxes payable, other employee plans payable, salaries and bonuses payable, vacation expense payable, sales commissions payable and health care benefits payable, placement agreements still binding upon Target and under the ‘guarantee period.’

Example based on provided numbers for balance sheet as of December 31, 2014 and audited by Causey Demgen & Moore P.C.:

Current Assets: $6,472,056

Current Liabilities: $706,076

Net Working Capital as of December 31, 2014: $5,765,980

Benchmark Net Working Capital: $2,000,000.00

NWC Adjustment Amounts: $3,765,980

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Current Portionmeans that portion of the projected payments to be received, paid or expenses within the next twelve (12) months following Closing.

GAAP has the meaning set forth in Exhibit A of the Agreement.

Independent Accountants has the meaning set forth in Paragraph 3(c) of this Appendix.

Most Recent Balance Sheet has the meaning set forth in Exhibit A of the Agreement.

NWC Adjustment Amount has the meaning given such term in §2(a)(vi) of the Agreement.

Objection Statement has the meaning set forth in Paragraph 3(b) of this Appendix.

Remaining Disputed Issues has the meaning set forth in Paragraph 3(c) of this Appendix.

Total Disputed Amount has the meaning set forth in Paragraph 3(c) of this Appendix.

Working Capital means the Target’s Current Assets minus the Target’s Current Liabilities.

2. BUYER’S CALCULATION OF CLOSING WORKING CAPITAL. Buyer shall prepare financial statements of the Target as of the Closing Date in accordance with GAAP (the “Closing Date Financial Statements”), and determine the Working Capital as of the Closing Date (the “Closing Working Capital”) in accordance with GAAP. Buyer shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Sellers within ninety (90) days following the Closing Date.

3. WORKING CAPITAL DISPUTE RESOLUTION PROCEDURE.

a.

Within ten (10) days after written request for access by Sellers, Sellers shall be given reasonable access during reasonable business hours to (and copies of) all of Target’s applicable books, records, and other documents, including work papers, worksheets, notes, and schedules used in preparation of the Revenue Statement, other than work papers that Buyer considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

b.

If within thirty (30) days following delivery of the Closing Working Capital calculation Sellers have not given Buyer a written statement (the “Objection Statement”) of its objection as to the Closing Working Capital calculation (which statement shall state the basis of Sellers’ objections with reasonable particularity), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the NWC Adjustment Amount (if any). Within three (3) business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties, if there is a NWC Adjustment Amount, Sellers or Buyer, as the case may be, shall make the wire transfer payment provided for in this Appendix; or

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c.

If, however, Sellers duly and timely give Buyer the Objection Statement, and if Sellers and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of Buyer's receipt of Sellers’ Objection Statement, Sellers and Buyer shall submit the issues remaining in dispute (the “Remaining Disputed Issues”) to PricewaterhouseCoopers, LLP, independent public accountants, or such other accountants as are mutually agreed to by the parties in writing (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this Appendix. If Remaining Disputed Issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within sixty (60) days of the submission to the Independent Accountants of the Remaining Disputed Issues, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) fees and costs incurred for such Independent Accountants as a result of such dispute shall be allocated between Buyer and Sellers in proportion to the respective amounts of the difference between Sellers’ calculation of the Remaining Disputed Issues and Buyer’s calculation of the Remaining Disputed Issues (the “Total Disputed Amount”) which are resolved against them. For example, if with respect to the Remaining Disputed Issues, Buyer calculates Closing Working Capital to be $100x, and Sellers calculate Closing Working Capital to be $150x (so that the Total Disputed Amount is $50x); and the Independent Accountants determine that Closing Working Capital is $140x ($10x is resolved against Sellers, and $40x is resolved against Buyer), then the fees and expenses of the Independent Accountants would be allocated 80% to Buyer (i.e., $40x/$50x) and 20% (i.e., $10x/$50x) to Sellers.

4. NO ACTIONS WHICH DISTORT WORKING CAPITAL. Sellers covenants that Sellers did not take any action or engage in any extraordinary transaction between August 31, 2015 and the date of Closing for purposes of distorting Target’s Working Capital and the calculation of the NWC Adjustment Amount (except for matters for which Target has received specific written approval from Buyer).

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APPENDIX II

(EARNOUT APPENDIX)

1. DEFINITIONS. For purposes of this Appendix II, the following terms have the meanings specified or referred to in this Paragraph 1:

“Adjusted EBITDA” – EBITDA, adjusted as described in the last sentence of this definition and by excluding the effects of any of the following to the extent otherwise included in consolidated earnings from operations:

(a) gains, losses or profits realized by the Target from the sale of assets other than in the Ordinary Course of Business and any “extraordinary items” of gain or loss (as determined in accordance with GAAP);

(b) any management fees, general overhead expenses, or other intercompany charges, of whatever kind or nature, charged by Buyer to the Target; and

(c) any legal or accounting fees and expenses incurred in connection with the Agreement.

In determining net income from operations, the purchase and sales prices of goods and services sold by the Target to Buyer or its Affiliates, or purchased by the Target from Buyer or its Affiliates, shall be adjusted to reflect the amounts that the Target would have received or paid if dealing with an independent party in an arm’s-length commercial transaction.

“Affiliate” – with respect to any entity, an entity that directly or indirectly controls or is controlled by, or is under common control with, as the case may be, the relevant entity.

“Computation Notice” – as defined in Paragraph 4(a).

“Earnout Amount” – Excess EBITDA.

“Earnout Payment” – as defined in Paragraph 4(a).

“Earnout Period” – the fiscal year ending September 30, 2016.

“EBITDA” – Net income earnings from operations of the Target, as determined in accordance with GAAP as consistently applied by the Target, plus interest, taxes, depreciation, and amortization of the Target (that was deducted to reach net income), in each case, as determined in accordance with GAAP as consistently applied by the Target. It is acknowledged and agreed that (i) all compensation and benefits paid or accrued for William Daniel Dampier or Heidi Vigil by Target or Buyer shall be a deduction against the net income of the Target, and (ii) any and all other amounts paid by Buyer or the Target to Sellers under, in accordance with, or by virtue of the Agreement to which this Appendix is attached, including any amounts paid or payable under the Promissory Note(s), shall not be deducted from earnings to arrive at EBITDA.

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“EP Issued Shares” – as defined in Paragraph 6.

“EP Issue Price” – as defined in Paragraph 6.

“EP Rule 144 Rule Date” – as defined in Paragraph 6.

“Excess EBITDA” – an amount equal to (a) Adjusted EBITDA for the Earnout Period, less (b) the Threshold Amount.

“Income Statement” – as defined in Paragraph 5(a).

“Independent Accountants” – as defined in Paragraph 5(d).

“Objection Notice” – as defined in Paragraph 5(c).

“Payment Rate” – 500%.

“Sellers’ Representative” – William Daniel Dampier.

“Threshold Amount” – the amount of $2,300,000.

2. EXAMPLES. Examples of calculation of the Earnout Payment are attached to this Appendix II as the “Earnout Examples Exhibit.”

3. CERTAIN OPERATING GUIDELINES.

(a) The parties acknowledge that William Daniel Dampier is entering into Mr. Dampier’s Employment Agreement with Target, and pursuant to Mr. Dampier’s Employment Agreement he will be the President of the Target and will report to the Target’s Board of Directors and Buyer’s Chief Executive Officer.

(b) Buyer agrees that, at all times prior to the expiration of the Earnout Period, (i) the Target shall remain a separate legal entity or a separate reporting unit with accounting and financial statements separate from those of Buyer and its other businesses, (ii) William Daniel Dampier shall share operational control of the Target with Buyer, and (iii) Buyer shall provide commercially reasonable support to the Target for purposes of Target conducting its Business in a manner consistent with the past practices of the Target and Sellers.

(c) Buyer shall not intentionally take an action for purposes of preventing the Target from achieving the EBITDA necessary for the Earnout Payment.

(d) Sellers shall promptly notify Buyer in writing if Sellers discover that Buyer has failed to comply with any of the above operating guidelines in this Paragraph 3. If such failure is capable of being cured, Buyer shall have a period of ten (10) days to cure.

4. EARNOUT PAYMENT.

(a) Buyer shall pay to Sellers an amount equal to (i) the Earnout Amount, multiplied by (ii) the Payment Rate, but only if the Earnout Amount is a positive number (the “Earnout Payment”). If the Earnout Amount is a negative number, no Earnout Payment shall be made.

(b) The Earnout Payment will be paid by Buyer within thirty (30) days after the final determination of the Earnout Amount. Notwithstanding any provision in this Appendix II to the contrary, in no event will the Earnout Payment exceed $2,000,000. The Earnout Payment will be allocated between the Sellers as set forth on Exhibit B to the Agreement.

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(c) The Earnout Payment shall be payable as follows: (i) 50% in immediately available funds via wire transfer to a bank account designated by Sellers; and (ii) 50% in issued shares of GEE Common Stock which shall be valued as set forth in Paragraph 6 below.

(d) Sellers shall not be entitled to any interest on the Earnout Payment under this Appendix II.

(e) Upon notice to Sellers’ Representative specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it claims to be entitled from any Seller under §8 of the Agreement against amounts otherwise payable under this Appendix II. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Appendix II, regardless of whether any Seller disputes such setoff claim, or whether such setoff claim is for a contingent or unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

5. PROCEDURE.

(a) Buyer shall maintain separate accounting books and records for the Target during the Earnout Period. Promptly following the end of the Earnout Period, Buyer shall prepare (i) a consolidated income statement of the Target for the Earnout Period, which shall be prepared in accordance with GAAP as consistently applied by the Target (the “Income Statement”), and (ii) a computation of EBITDA and Adjusted EBITDA, showing separately each of the adjustments made to EBITDA to arrive at Adjusted EBITDA (the “Computation Notice”) in the Computation Notice. Buyer shall deliver the Income Statement and the Computation Notice to Sellers’ Representative within forty-five (45) days following the end of the Earnout Period.

(b) Upon execution of such access letters as may be reasonably required by Buyer, Sellers and/or Sellers’ Representative shall be given reasonable access during reasonable business hours to (and copies of) all of Buyer’s and its representatives’ books, records, and other documents, including work papers, worksheets, notes, and schedules used in preparation of the Income Statement and its computation of EBITDA and Adjusted EBITDA in the Computation Notice for the purpose of reviewing the Income Statement and the Computation Notice, in each case, other than work papers that Buyer considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

(c) If, within forty-five (45) days following delivery of the Income Statement and the Computation Notice to Sellers’ Representative, Sellers’ Representative has not given Buyer notice of an objection as to any amounts set forth on the Income Statement or the computation of EBITDA and Adjusted EBITDA in the Computation Notice (which notice shall state in reasonable detail the basis of Sellers’ Representative’s objection) (the “Objection Notice”), the Earnout Amount as computed by Buyer will be final, binding, and conclusive on the parties.

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(d) If Sellers’ Representative timely gives Buyer an Objection Notice, and if Sellers’ Representative and Buyer fail to resolve the issues raised in the Objection Notice within thirty (30) days after giving the Objection Notice, Sellers’ Representative and Buyer shall submit the issues remaining in dispute for resolution to PricewaterhouseCoopers, LLP, independent public accountants, or such other accountants as are mutually agreed to by the parties in writing) (the “Independent Accountants”).

(e) The parties shall negotiate in good faith in order to seek agreement on the procedures to be followed by the Independent Accountants, including procedures with regard to the presentation of evidence. If the parties are unable to agree upon procedures within ten (10) days of the submission to the Independent Accountants, the Independent Accountants shall establish such procedures giving due regard to the intention of the parties to resolve disputes as promptly, efficiently, and inexpensively as possible, which procedures may, but need not, be those proposed by either Buyer or Sellers’ Representative. The Independent Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Income Statement and the Computation Notice as promptly as practicable, but no later than sixty (60) days after the date on which the Independent Accountants are engaged. The determination of Earnout Amount by the Independent Accountants will be based solely on written submissions of Buyer, on the one hand, and Sellers’ Representative, on the other hand, and will not involve independent review. Any determination by the Independent Accountants will not be outside the range established by the amounts in (i) the Income Statement and the computation of EBITDA and Adjusted EBITDA in the Computation Notice proposed by Buyer, and (ii) Sellers’ Representative’s proposed adjustments thereto. Such determination will be final, binding, and conclusive on the parties.

(f) If the computation of Earnout Amount is submitted to the Independent Accountants for resolution:

(i) Sellers’ Representative and Buyer shall execute any agreement required by the Independent Accountants to accept their engagement pursuant to this Paragraph 5;

(ii) Sellers’ Representative and Buyer shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other representatives, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any other written material relating to the disputed issues;

(iii) the determination by the Independent Accountants, as set forth in a report to be delivered by the Independent Accountants to both Sellers’ Representative and Buyer, will include all the changes in the Income Statement and the computation of EBITDA and Adjusted EBITDA in the Computation Notice required as a result of the determination made by the Independent Accountants; and

(iv) Sellers and Buyer shall each bear one-half of the fees and costs of the Independent Accountants; provided, however, that the engagement agreement referred to in clause (i) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Sellers or Buyer pay to the Independent Accountants any amount in excess of one-half of the fees and costs of their engagement, the other party(ies) agree(s) to reimburse Sellers or Buyer, as applicable, upon demand to the extent required to equalize the payments made by Sellers and Buyer with respect to the fees and costs of the Independent Accountants.

6. VALUATION OF GEE SHARES ISSUED AS PART OF EARNOUT PAYMENT.The number of shares issued as part of the Earnout Payment (the “EP Issued Shares”) will be based on the mean average closing price of shares of GEE Common Stock during the twenty (20) trading days immediately preceding September 30, 2016 (the “EP Issue Price”); provided however, that if, during such twenty (20) day trading period, there is a Stock Event, then the closing prices used in the above calculation shall be appropriately adjusted to provide the Sellers the same economic effect as contemplated by this Appendix prior to such action. If the closing price of the publicly traded shares of GEE Common Stock on the trading day immediately preceding the day on which the EP Issued Shares are first freely salable under Rule 144 (“EP Rule 144 Date”) is less than ninety percent (90%) of the EP Issue Price, then Buyer shall make a one-time adjustment and shall promptly pay to Sellers, in cash or stock (if stock, in the form of additional shares of GEE Common Stock at the closing price on the EP Rule 144 Date) at Buyer’s option, the difference between the aggregate value of the EP Issued Shares at the EP Issue Price and the aggregate value of the EP Issued Shares at the closing price on the EP Rule 144 Date. For purposes of making this calculation, if there has been a Stock Event between the Closing Date and the EP Rule 144 Date, then the calculation shall be appropriately adjusted to provide the same economic effect to the Parties as before the adjustment.

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Earnout Examples Exhibit

The following are examples of the calculations for the Earnout Amount:

Examples Based on Hypothetical Financial Results Fiscal Year

ending September 30, 2016 (hypothetical Earnout Period)

EXAMPLE I

Adjusted EBITDA	$2,700,000
Threshold Amount (EBITDA)	2,300,000
Earnout Amount (Excess EBITDA)	$400,000
Times Payment Rate (500%)	5x
Earnout Payment	$2,000,000

EXAMPLE II

Adjusted EBITDA	$2,500,000
Threshold Amount (EBITDA)	2,300,000
Earnout Amount (Excess EBITDA)	$200,000
Times Payment Rate (500%)	5x
Earnout Payment	$1,000,000

EXAMPLE III

Adjusted EBITDA	$2,900,000
Threshold Amount (EBITDA)	2,300,000
Earnout Amount	$600,000
Times Payment Rate (500%)	5x
Potential Earnout Payment	$3,000,000
Earnout Payment (“Capped”)	$2,000,000
(per Appendix II, Paragraph 4(b))

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